Filed Pursuant to Rule 424(b)(3)

File Numbers 333-172508, 333-173976

PROSPECTUS SUPPLEMENT NO. 3

Bioanalytical Systems, Inc.

Issuance of up to 1,492,735 Common Shares upon Conversion of Convertible Preferred Shares and Exercise of Warrants

Prospectus Supplement No. 3

to Prospectus dated March 7, 2014

This Prospectus Supplement No. 3 updates and supplements our Prospectus dated March 7, 2014.

This Prospectus Supplement No. 3 contains our Forms 8-K, which we filed with the Securities and Exchange Commission on July 2, 2014 and September 23, 2014, respectively. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement No. 3 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 3 updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, our Prospectus, dated March 7, 2014, filed with the Securities and Exchange Commission June 4, 2014, as supplemented by this Prospectus Supplement No. 3, is a combined prospectus and relates to shares registered under Registration Statement Nos. 333- 172508 and 333-173976.

Our common shares are quoted on the NASDAQ Capital Market under the symbol “BASI”.  The last reported sale price of our common shares on September 30, 2014 was $2.31 per share.  There is no established public trading market for our Series A preferred shares or our warrants and we do not expect such a market to develop.

See the “Risk Factors” section beginning on page 4 of the Prospectus for a discussion of certain risks that you should consider before investing in our securities.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is October 1, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2014, Bioanalytical Systems, Inc. (the "Company") entered into a Second Amended and Restated Employment Agreement (the "Employment Agreement") with Jacqueline M. Lemke, the Company’s President and CEO.

The term of the Employment Agreement extends through June 30, 2017, subject to automatic renewal for successive one-year terms unless either party gives the other written notice of their intent to terminate the Employment Agreement at least 90 days before the end of the then current term. The Employment Agreement provides that Ms. Lemke’s base salary will be $26,000 per month, and she will receive a one-time cash bonus in the amount of $50,000 on the Company’s first regular payroll date after the effective date of the Employment Agreement in recognition of her outstanding service to the Company since her original start date in April 2012. Ms. Lemke is still eligible for an annual cash bonus based upon the Company's Annual Incentive Bonus Plan, if any. Ms. Lemke will continue to receive a $1,400 monthly commuting allowance in addition to reimbursement of business expenses in accordance with the Company’s standard reimbursement policies. Ms. Lemke will also continue to receive term life insurance coverage in the amount of two times her base salary and indemnification against certain liabilities as provided to other officers and directors of the Company.

Pursuant to the Employment Agreement, the Company granted Ms. Lemke an option to purchase 25,000 of the Company’s common shares at a price of $2.53 (the closing price of the Company's common shares on June 30, 2014) pursuant to the Company's 2008 Director and Employee Stock Option Plan and an Option Agreement dated July 1, 2014. The options will vest and become exercisable in three equal annual installments on the first, second and third anniversaries of the grant date, subject to the conditions set forth in the Option Plan and related agreement.

According to the Employment Agreement, if Ms. Lemke’s employment is terminated without "Cause" (as defined in the Employment Agreement) or she resigns for "Good Reason" (as defined in the Employment Agreement), then the Company shall (a) pay Ms. Lemke (i) her current salary through the termination date or resignation date; (ii) a pro-rated bonus for the completed portion of the fiscal year in which the termination date or resignation date occurs; and (iii) all vacation pay accrued as of the date of resignation or termination; and (b) pay Ms. Lemke as compensation for loss of office eighteen (18) months base salary at her then current salary in equal bi-weekly installments over the 18-month period following the date of termination or resignation and provide her with health insurance coverage or COBRA reimbursement for the 18-month period. If Ms. Lemke is terminated for Cause or resigns without Good Reason, Ms. Lemke will not be entitled to any bonus or severance compensation and has agreed not to solicit the Company's customers or employees for a period of two years following the date of termination or resignation.

In the event Ms. Lemke’s employment involuntarily terminates within one year following a "Change in Control" of the Company, as defined in the Employment Agreement, Ms. Lemke would be entitled to receive 18 months base salary at the rate in effect on the date of termination, payable over the 18-month period following such date and, if the termination is without Cause, she would also receive a pro-rated bonus for the completed portion of the fiscal year in which the termination occurs. Ms. Lemke would also be eligible, based on performance, for any special bonus program instituted by the Company in recognition of particular assignments, duties or responsibilities required during the transition period leading up to or following the Change in Control and would continue to receive health insurance coverage or be entitled to COBRA reimbursement during such 18-month period.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Second Amended and Restated Employment Agreement between Bioanalytical Systems, Inc. and Jacqueline M. Lemke, effective July 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: July 2, 2014	By:	/s/ Jeffrey Potrzebowski
Jeffrey Potrzebowski
Chief Financial Officer,
Vice President of Finance

Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement between Bioanalytical Systems, Inc. and Jacqueline M. Lemke, effective July 1, 2014.

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective the 1st day of July, 2014 (the "Effective Date"), by and between BIOANALYTICAL SYSTEMS, INC., a corporation organized under the laws of the State of Indiana ("BASi" or the "Company"), and Jacqueline M. Lemke, an individual residing in the State of Indiana ("Employee").

Preliminary Statements:

A. BASi is engaged in the business of providing contract research services and manufacturing and distributing scientific instruments (the "Business").

B. On April 9, 2012 (the "Start Date"), BASi and Employee entered into an employment agreement, which was amended as of October 15, 2012 and amended and restated as of February 7, 2013 (as amended and restated, the "Original Agreement") which sets forth certain terms and conditions of Employee's employment with BASi.

C. The Company and Employee desire to amend and restate the Original Agreement and to continue Employee's employment on the terms and conditions contained herein. Employee views entry into this employment as mutually beneficial and represents a long-term investment by the Company and by Employee as a major career commitment.

In consideration of the premises and mutual covenants and agreements contained herein, the parties hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

Term, Compensation, and Benefits

Section 1.1. Term. The Company hereby agrees to employ Employee, and Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement until June 30, 2017, (the "Initial Term"). The Initial Term shall be extended for successive one-year periods (the "Additional Terms" and, together with the Initial Term, the "Employment Period"), except that if either Employee or the Company gives the other party written notice at least ninety (90) days before the end of the Initial Term or any Additional Term, as the case may be, then this Agreement shall not renew and shall expire at the end of its then current term.

Section 1.2 Compensation and Benefits.

Section 1.2.1. Salary. BASi will pay Employee a base salary at a rate of $26,000.00 per month from the Effective Date until adjusted by the Compensation Committee of the Board of Directors. Base salary shall be paid in equal bi-weekly installments in arrears.

Section 1.2.2. Stock Options. Employee shall or may receive the following grants of options, as set forth herein:

(a)	On the Effective Date, Employee shall receive a grant of options to purchase 25,000 BASi shares under the Company's 2008 Director and Employee Stock Option Plan (the "Option Plan") and an option agreement to be entered into between the Company and Employee (the "Additional Options"). The exercise price of the Additional Options shall be the fair market value of the Company's common shares on the trading day prior to the Effective Date (determined as provided in the Option Plan). The Additional Options will vest and become exercisable in three equal annual installments on the first, second and third anniversaries of the Effective Date. The Additional Options will terminate as provided for in the Option Plan and related agreement, provided that, in the event Employee ceases to serve as an employee of the Company or any of its subsidiaries due to a termination by the Company without cause or a resignation by Employee for "good reason" (as defined herein), Employee will be entitled to exercise any Additional Options that are vested on the date Employee's employment terminated for a period of sixty (60) days following such termination date.

(b)	Employee will be eligible to receive additional option grants and other equity awards from time to time during the Employment Period as determined by the Board or any committee thereof and as may be otherwise provided for in this Agreement. The exact number, strike price, vesting schedule and other terms of any such options or equity awards will be set forth in appropriate agreements between the Company and Employee as required by the Option Plan or any additional or successor plan hereafter adopted by the Company.

Section 1.2.3. Bonus.

(a)	During the Employment Period, Employee shall be eligible to receive an annual cash bonus in an amount and subject to such conditions as shall be approved by the Compensation Committee of the Board of Directors pursuant to the Company's Annual Incentive Bonus Plan ("AIBP"), if any, for the applicable fiscal year. If Employee is entitled to receive a bonus pursuant to the AIBP, it will be paid pursuant to the terms of the AIBP. Any bonus Employee is entitled to receive for any fiscal year pursuant to this Section 1.2.3(a) is hereinafter referred to as the "Annual Bonus". For the avoidance of doubt, nothing in the AIBP shall affect Employee's right to receive a pro-rated portion of her Bonus in the circumstances described in Sections 4.2 and 4.4.

(b)	Employee will also be eligible for bonus grants under bonus plans adopted by the Company or otherwise at the discretion of the Compensation Committee of the Board.

(c)	On the Company's first regular payroll date after the Effective Date, Employee shall receive a one-time cash bonus in the amount of $50,000 in recognition of her outstanding service to the Company since the Start Date.

Section 1.2.4. Vacation. Employee will receive twenty-five (25) vacation days per annum to be used in accordance with the Company's vacation policy.

Section 1.2.5. Commuting Allowance. Commencing on the Effective Date and continuing until such time, if ever, that Employee relocates to West Lafayette, Indiana, Employee shall be entitled to receive a commuting allowance of $1,400.00 per month.

Section 1.2.6. Expense Reimbursement. Employee will be entitled to reimbursement of travel, entertainment and other out of pocket expenses incurred by her in the course of her employment in accordance with the Company's standard reimbursement policies.

Section 1.2.7. Other Benefits. During the Employment Period, Employee shall be entitled to participate in all employee benefit plans which are generally made available to employees of the Company, subject to the eligibility, qualification, waiting period and other terms and conditions of such plans as they shall be in effect from time to time unless listed herein as exceptions from those terms and conditions. The highlights of the benefits are as follows: group health insurance; term life insurance (two times base salary); long term disability insurance; and a 401K deferred tax savings incentive/profit sharing plan. Optional participation benefits include a flexible spending account, dental, vision, and short-term disability.

Section 1.2.8. Required Withholdings. All amounts to be paid hereunder, including any amounts to be paid under Article 4 or Article 5, shall be paid in accordance with normal payroll procedures of the Company and shall be subject to all required withholdings and deductions.

2

ARTICLE 2

Duties

Section 2.1. Duties. During the Employment Term, Employee shall continue to serve as President and Chief Executive Officer of the Company. In her role as President and Chief Executive Officer of the Company, Employee shall have such duties as shall be provided in the Bylaws of the Company or assigned to her by the Board, including, but not limited to, responsibility for the development, implementation and oversight of appropriate risk management policies and procedures. In such capacity, she shall have full responsibility and decision-making authority for the day-to-day operations of the Company's business, subject to the general control of the Board. In addition, Employee is responsible for strengthening existing collaborations, building new partnerships, plus executing programs and initiatives to suppport the BASi mission statement.

Section 2.2. Other Duties. Employee shall serve the Company by performing such other services as the Company may reasonably require to conduct the Company’s business. The Company shall also have the absolute right and power to direct and control Employee in carrying out duties assigned by the Company, including, but not limited to, the right (a) to review, modify and cancel all work performed, and (b) to assign specific duties to be performed, including the general means and manner by which such duties shall be performed. Notwithstanding any other provisions of this Agreement, the Company shall not impose employment duties or constraints of any kind upon Employee which would require Employee to violate any ordinance, regulation, statute or other law. Employee shall devote her full working time, attention and energy to the performance of the duties imposed hereunder. Employee shall conform to such hours of work as may from time to time reasonably be required of her and shall not be entitled to receive any additional remuneration for work outside her normal hours. Employee will NOT be held financially, legally, or otherwise liable for any practice or action or decision made by BASi, or its predecessors or successors prior to the Start Date.

Section 2.3. Officer Indemnification. Employee shall be entitled to indemnification as provided for the Company's directors and officers in its articles of incorporation and bylaws, as amended from time to time.

ARTICLE 3

Confidentiality and Other Matters

Section 3.1. Confidentiality Agreement. Employee, prior to and during the term of employment under this Agreement, has had and will have access to and has become or will become familiar with information, whether or not originated by Employee, which is used in or related to the Business of BASi or certain subsidiaries or affiliates of BASi and is (a) proprietary to, about, or created by the Company its subsidiaries or its affiliates; (b) designated as confidential by the Company, its subsidiaries or its affiliates; or (c) not generally known to or ascertainable by proper means by the public ("Confidential Information").

Further, Employee has had and will have access to items proprietary to the Company, its subsidiaries or its affiliates ("Proprietary Items"). "Proprietary Items" shall mean all legally-recognized rights which result from or are derived from Employee's work product or the work product of others made for the Company, its subsidiaries or its affiliates, including all past, present and future work product made for the Company, its subsidiaries or its affiliates, or with knowledge, use or incorporation of Confidential Information, including, but not limited to works of authorship, developments, inventions, innovations, designs, discoveries, improvements, trade secrets, trademarks, applications, techniques, know-how and ideas, whether or not patentable or copyrightable, conceived or made or developed by Employee (solely or in cooperation with others) or others during the term of this Agreement or prior to or during her tenure with the Company, or which are reasonably related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi or the actual or demonstrably anticipated research and development of the Company.

Employee agrees that any Confidential Information and Proprietary Items will be treated in full confidence and shall not be used, directly or indirectly, by her nor shall the same be disclosed to any other firms, organizations, or persons outside of the Company's employees bound by similar agreement, during the term of this Agreement or at any time thereafter, except as required in the course of her employment with the Company. All Confidential Information and Proprietary Items, whether prepared by Employee or otherwise, coming into her possession, shall remain the exclusive property of the Company and shall not be permanently removed from the premises of the Company under any circumstances whatsoever, without the prior written consent of the Company.

3

Employee will not be obliged to keep information confidential to the extent that the information has ceased to be confidential and has entered the public domain otherwise than due to Employee's acts. The provisions of this Section 3.1 shall be in addition to, and shall not affect, Employee's common law duty of fidelity to the Company.

Section 3.2. Disclosure and Assignment of Inventions. The parties foresee that Employee may make inventions or create other intellectual property in the course of her duties hereunder and agree that in this respect Employee has a special responsibility to further the interests of the Company and its affiliates. In order to protect the Company's interest in its intellectual property, the Company and Employee have entered into a separate agreement regarding these matters dated as of April 9, 2012.

Section 3.3 Non-Solicitation. Employee agrees that during Employee’s employment with the Company and for an additional period of the two (2) years immediately following termination of Employee’s employment with the Company, Employee shall not directly or indirectly, as an individual or as a director, officer, contractor, employee, consultant, partner, investor or in any other capacity with any corporation, partnership or other person or entity, other than the Company (an "Other Entity"), (i) contact or communicate with any then current material customer or client of the Company in the Business, or any person or entity with which the Company is then engaged in material discussions regarding that person or entity becoming a client or customer of the Company in the Business, for the purpose of inducing any such customer or client to move its account from the Company to another company in the Business; provided, however, that nothing in this sentence shall prevent Employee from becoming employed by or providing consulting services to any such customer or client of the Company in the Business, or (ii) solicit any other employee of the Company for employment or a consulting or other services arrangement with an Other Entity.

The restrictions of this Section 3.3 shall not be deemed to prevent Employee from owning not more than 5% of the issued and outstanding shares of any class of securities of an issuer engaged in the Business whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or from owning any amount of securities of an issuer who is not engaged in the Business whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. In the event a court of competent jurisdiction determines that the foregoing restriction is unreasonable in terms of geographic scope or otherwise then the court is hereby authorized to reduce the scope of said restriction and enforce this Section 3.3 as so reduced. If any sentence, word or provision of this Section 3.3 shall be determined to be unenforceable, the same shall be severed herefrom and the remainder shall be enforced as if the unenforceable sentence, word or provision did not exist. Notwithstanding any provision of this Agreement to the contrary, the terms and conditions of this Section 3.3 shall survive for a period of two (2) years following termination of Employee’s employment with the Company, at which time the terms and conditions of this Section 3.3 shall terminate.

Section 3.4. Code of Conduct. Employee agrees to abide by all the conditions of the Company Code of Conduct and Ethics.

ARTICLE 4

Termination of Employment

Section 4.1. Resignation by Employee. Employee may resign from her employment with the Company at any time by providing written notice to the Company of resignation at least ten (10) days prior to the effective date of the resignation (such effective date, the "Resignation Date"). Employee may resign at any time for "good reason" due to (a) a material breach of this Agreement by the Company (b) the assignment to Employee of duties materially inconsistent with this Agreement other than in accordance with the terms of this Agreement, (c)  any material decrease in base compensation, or (d) a requirement by the Company for the Employee to be based more than fifty miles from the location the Employee is employed upon the Effective Date of this Agreement and the Company has not rectified such “good reason” within thirty (30) days after Employee has given the Company written notice of such "good reason”.

4

A termination by Employee for "good reason" shall entitle Employee to the same compensation and benefits as if Employee had been terminated by the Company without cause. In the event of a termination by Employee for "good reason," the provisions of Section 3.3 shall not apply and shall be of no force or effect. Upon any resignation by Employee, Employee shall use reasonable best efforts to assist the Company in good faith to effect a smooth transition. If Employee voluntarily resigns her position without "good reason" prior to the termination of this contract, the compensation terms of this agreement are null and void.

Section 4.2. Termination by the Company without Cause. At any time, the Company may, in its sole and absolute discretion, terminate Employee's employment with the Company (the actual date of termination being referred to as the "Termination Date") without cause, by providing written notice thereof to Employee ("Termination Notice") at least ten (10) days prior to the Termination Date. In the event of termination of Employee's employment pursuant to this Section, the Company shall continue to pay to Employee her then current annual salary throughout such ten (10) day notice period and shall pay Employee as compensation for loss of office (a) eighteen (18) months base salary at Employee’s then current salary in equal bi-weekly installments over the eighteen (18) month period following the Termination Date (the "Severance Period"), (b) a pro-rated Bonus for the completed portion of any fiscal year in which the Termination Date occurs, and (c) all vacation pay accrued as of the Termination Date calculated in accordance with Section 1.2.4. Upon receipt by Employee of a Termination Notice pursuant to this Section 4.2, (x) Employee shall assist the Company in good faith to effect a smooth transition, and (y) the Company may request Employee to vacate the premises owned by the Company and used in connection with the Business within a reasonable time; provided, that the obligation of the Company to make payments to Employee pursuant to this Section 4.2 and the other provisions of this Agreement shall not be affected; provided further, that in the event of a termination by the Company without cause pursuant to this Section 4.2, the provisions of Section 3.3 shall not apply and shall be of no further force or effect. Amounts payable pursuant to clauses (a) and (b) of this Section 4.2 shall be paid to Employee on the first regular payroll date of the Company following the delivery to the Company by Employee of a duly executed release, in form and substance acceptable to the Company, of all claims Employee may have against the Company, which release is no longer subject to revocation. All other amounts payable pursuant to this Section 4.2 shall be paid to Employee no later than the first regular payroll date of the Company following the effective date of the termination of her employment.

Section 4.3. Termination by the Company with Cause. This Agreement shall be deemed to be terminated for cause and the employment relationship between Employee and the Company shall be deemed severed upon written notice to Employee by the Company after the occurrence of any of the following:

(a)	The final, non-appealable imposition of any restrictions or limitations by any governmental authority having jurisdiction over Employee to such an extent that she cannot render the services for which she was employed.

(b)	Employee (i) willfully and continually fails or refuses (without proper cause) to substantially perform the duties of her employment and to adhere in all material respects to the provisions of this Agreement and the written policies of the Company, which failure shall not be remedied within thirty (30) days after written notice from the Company to Employee, or (ii) conducts herself in a fraudulent manner, or (iii) conducts herself in an unprofessional or unethical manner which in the reasonable judgment of the Board of the Company is detrimental to the Company.

(c)	Employee willfully and continually fails or refuses to adhere to any written agreements to which Employee and the Company or any of its affiliates are parties, which failure shall not be remedied within thirty (30) days after written notice from the Company to Employee.

If Employee's employment is terminated by the Company for cause pursuant to this Section 4.3, the Company shall pay to Employee any unpaid base salary for the period ending on the termination date, plus the amount of any accrued vacation as of the termination date.

5

Section 4.4. Death or Disability. This Agreement and Employee's employment with the Company shall terminate upon the death or Disability of Employee. In either such event, the Company shall pay to Employee or her estate (a) Employee's unpaid base salary for the period ending on the termination date; (b) a pro-rated Bonus for the completed portion of any fiscal year in which the termination date occurs; and (c) all vacation pay accrued as of the Termination Date calculated in accordance with Section 1.2.4. For purposes of this Agreement, "Disability" means that Employee meets one of the following requirements: (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Employee is, by reason of medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employee of the Company.

Section 4.5. Non-Renewal by Company. If the Company provides Employee with written notice of its intent not to renew this Agreement as provided in Section 1.1, then Employee shall be entitled to the same severance benefits described in this Agreement as if her employment was terminated by the Company without cause.

Section 4.6. Continuation of Health Insurance Benefits. If Employee is terminated by the Company without cause, or resigns her employment with the Company for "good reason", then Employee shall be entitled to participate in the Company’s group health plan as an active employee, at the active employee rate, throughout the entire Severance Period.  Upon the conclusion of the Severance Period, Employee will then be eligible to participate in the Company’s group health plan and elect continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).  Employee’s participation in the Company’s group medical plan during the Severance Period will NOT run concurrently with the allotted eighteen-month period under COBRA and any law requiring continuation of health care coverage.  If the terms of the Company's group health plan at the time of the termination of Employee's employment as described in this section do not permit Employee to continue to participate as an active employee as described herein and Employee elects continuation of health care coverage under COBRA, then the Company shall reimburse Employee an amount equal to her monthly COBRA premiums for the Severance Period. Notwithstanding the foregoing, Employee's participation in the Company's group health plan shall cease immediately upon Employee’s becoming entitled to other health insurance.

ARTICLE 5

Change in Control

The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Employee, notwithstanding the possibility or occurrence of a Change in Control of the Company. The Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Employee’s full attention and dedication to the Company currently and in the event of any pending, threatened or actual Change in Control and to provide Employee with compensation and benefits arrangements upon a Change in Control which are consistent with Employee’s significant leadership position and which are competitive. (See Addendum A for Definition of Change in Control)

Section 5.1. Involuntary Termination/Change in Control. In the case of involuntary termination of Employee by the Company within one (1) year after a Change in Control of the Company (which shall include any termination as to which notice is given by the Company within such one (1) year period, notwithstanding the effective date of termination) Employee will be paid compensation in terminal pay and participation in benefits, savings and retirement plans as set forth in Section 5.2, 5.3 and 5.4 of this Agreement.

Section 5.2. Terminal Pay. Employee will receive terminal pay equal to eighteen (18) months base salary at the monthly rate in effect on the date of termination ("Terminal Pay"), to be paid over a eighteen-month period in equal bi-weekly installments beginning with the first regular pay period of the Company following such termination.

6

Section 5.3. Special Bonus. In addition to the Terminal Pay, Employee will be eligible, based on performance, for any special bonus program which may be instituted by the Company in recognition of particular assignments, duties or responsibilities required during the crucial transition period leading up to, or following, the Change in Control.

Section 5.4. Benefits, Savings and Retirement Plans. During the period of terminal payments, Employee will remain in employee status for benefits purposes only and will be entitled to participate in all benefits, savings and retirement plans, practices, policies and programs of the Company applicable generally to other peer executives of the Company, with the expectation that Employee continue to make all applicable employee contributions to said program(s). If the terms of the Company's group health plan at the time of the termination of Employee's employment as described in Section 5.1 do not permit Employee to continue to participate as an active employee as described herein and Employee elects continuation of health care coverage under COBRA, then the Company shall reimburse Employee an amount equal to her monthly COBRA premiums for the eighteen-month period following such termination.

Section 5.5. Interaction with Article 4 of this Agreement. To the extent any of the provisions of this Article 5 are in conflict with the provisions of Article 4 of this Agreement (e.g., as to Terminal Pay due upon involuntary termination), in circumstances in which this Article 5 applies, the terms of Article 5 shall control and shall supersede and replace any varying provisions set forth in Article 4; provided, however, that nothing in this Section 5.5 shall be deemed to limit or eliminate any rights of Employee or the Company under any provision of Article 4 not so superseded and replaced.

ARTICLE 6

Miscellaneous

Section 6.1. Relationship between the Parties. The relationship between the Company and Employee shall be that of an employer and an employee, and nothing contained herein shall be construed or deemed to give Employee any interest in any of the assets of the Company.

Section 6.2. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered personally or sent by certified mail, addressed to the party entitled to receive said notice, at the following addresses:

If to Company:	Bioanalytical Systems Inc.
2701 Kent Avenue
West Lafayette, IN 47906

If to Employee:	Jacqueline Lemke
address on file with employee’s records

or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 6.2.

Section 6.3. Enforceability. Both the Company and Employee stipulate and agree that if any portion, paragraph sentence, term or provision of this Agreement shall to any extent be declared illegal, invalid or unenforceable by a duly authorized court of competent jurisdiction, then, (a) the remainder of this Agreement or the application of such portion, paragraph, sentence, term or provision in circumstances other than those as to which it is so declared illegal, invalid or unenforceable, shall not be affected thereby, (b) this Agreement shall be construed in all respects as if the illegal, invalid or unenforceable matter had been omitted and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (c) the illegal, invalid or unenforceable portion, paragraph, sentence, term or provision shall be replaced by a legal, valid and enforceable provision which most closely reflects the intention of the parties hereto as reflected herein.

7

Section 6.4. Nonwaiver. The failure of either party hereto to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its or her rights hereunder shall not be construed as a waiver of any such provisions or as the relinquishment of any such rights.

Section 6.5. Succession. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their heirs, personal representatives, and successor entities. This Agreement may not be assigned by either party without prior written agreement of both parties.

Section 6.6. Governing Law. The laws of the State of Indiana shall govern the construction and enforceability of this Agreement.

Section 6.7. Entire Agreement. This Agreement constitutes the entire Agreement between the parties as to the subject matter contained herein and all other agreements or understandings are hereby superseded and terminated.

Section 6.8. Collective Agreements. There are no collective agreements which directly affect the terms and conditions of Employee's employment.

Section 6.10. Heading. The headings of the sections are inserted for convenience only and do not affect the interpretation or construction of the sections.

Section 6.11. Remedies. Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 3.1 through 3.3 of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Employee further acknowledges and agrees that in the event of a breach by Employee of any provision of Sections 3.1 through 3.3 of this Agreement, the Company shall be entitled, in addition to all other remedies to which the Company may be entitled under this Agreement to recover from Employee its reasonable costs including attorney's fees if the Company is the prevailing party in an action by the Company. This Agreement is entered into by the Company for itself and in trust for each of its affiliates with the intention that each company will be entitled to enforce the terms of this Agreement directly against Employee.

Signature page follows

8

IN WITNESS WHEREOF, the Company and Employee have executed, or caused to be executed, this Agreement as of the Effective Date.

"COMPANY"		"EMPLOYEE"

BIOANALYTICAL SYSTEMS, INC.

By:	/s/ John B. Landis	/s/ Jacqueline M. Lemke
	John B. Landis, Ph.D.	Jacqueline M. Lemke
Chairman of the Board

9

ADDENDUM A

Definition of Change in Control

A "Change in Control" shall mean the occurrence of any of the following events:

1.	Approval by shareholders of the Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its common shares immediately prior to the consolidation or merger have substantially the same proportionate ownership of voting common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company.

2.	A change in the majority of members of the Board of Directors of the Company within a twenty-four (24) month period unless the election, or nomination for election by the Company shareholders, of each new director was approved by a vote of two-thirds (2/3) of the directors then still in office who were in office at the beginning of the twenty-four (24) month period.

3.	The Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than fifty percent (50%) of the share of voting common stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the shares of voting common stock of the combined company, any shares received by affiliates (as defined in the rules of the SEC) of such other company in exchange for stock of such other company).

10

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2014

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2014, John P. Devine, Vice President Toxicology, was given notice that, pursuant to his Employment Agreement, it is the Company’s intention not to extend the term of his Employment Agreement beyond its current term. The Company shall continue to pay Mr. Devine at his current rate of pay and provide other employee benefits through the expiration date of the Employment Agreement, December 30, 2014, which will be his official termination date. In addition, the Company will pay Mr. Devine for any accrued, but unused, vacation time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOANALYTICAL SYSTEMS, INC.

Dated: September 23, 2014	By:	/s/ Jeffrey Potrzebowski
Jeffrey Potrzebowski
Chief Financial Officer and Vice President-Finance